EXHIBIT 99.1

ENGlobal Announces $3.4 Million Registered Direct Offering and Concurrent Private Placement

HOUSTON, TX, February 2, 2023 -- ENGlobal Corporation (NASDAQ: ENG) (“ENGlobal” or the “Company”), a leading provider of complete project solutions for renewable and traditional energy, today announced that it has entered into a definitive agreement with a single institutional investor for the purchase and sale of 3,971,000 shares of its common stock (the “Shares”), in a registered direct offering (the “Offering”) and warrants to purchase up to 3,971,000 shares of its common stock (the “Warrants”), in a concurrent private placement (the “Private Placement”). The combined purchase price for one Share and one Warrant will be $0.85. The Warrants will have an exercise price of $0.95, will be exercisable six months from the issuance date and will expire five years from the initial exercise date.

The aggregate gross proceeds from the Offering and the concurrent Private Placement are expected to be approximately $3.4 million before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering and the concurrent Private Placement for working capital and other general corporate purposes. The closing of the Offering and the concurrent Private Placement is expected to occur on or about February 6, 2023, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

The Shares are being offered pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-252572), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on March 19, 2021. A prospectus supplement describing the terms of the proposed Offering will be filed with the SEC and will be available under the Company’s profile on EDGAR at www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The Warrants and the shares of common stock underlying the Warrants sold in the concurrent Private Placement are being issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506(b) of Regulation D promulgated thereunder and have not been registered under the Act, or applicable state securities laws. Accordingly, the Warrants and the shares of common stock underlying the Warrants issued in the Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ENG

ENG (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENG operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

Safe Harbor / Forward-Looking Statements

The statements above regarding the Company’s expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENG’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

Email: jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

Email: eiscom@msn.com